Ex-99.d.3

Delaware Management Company
2005 Market Street
Philadelphia, PA 19103

November 27, 2007

Delaware Group Government Fund
2005 Market Street
Philadelphia, PA 19103

     Re: Expense Limitations

Ladies and Gentlemen:

     By our execution of this letter agreement (the "Agreement"), intending to be legally bound hereby, Delaware Management Company, a series of Delaware Management Business Trust (the "Manager"), agrees that in order to improve the performance of the series of Delaware Group Government Fund set forth below (each a “Fund”), the Manager shall waive all or a portion of its investment advisory fees and/or reimburse expenses (excluding any 12b-1 plan expenses, taxes, interest, inverse floater program expenses, brokerage fees, short-sale dividend and interest expenses, certain insurance costs, and non-routine expenses or costs, including, but not limited to, those relating to reorganizations, litigation, conducting shareholder meetings, and liquidations (collectively, “non-routine expenses”)) in an aggregate amount equal to the amount by which the Fund’s total operating expenses (excluding any 12b-1 plan expenses, taxes, interest, inverse floater program expenses, brokerage fees, short-sale dividend and interest expenses, certain insurance costs, and non-routine expenses) exceed the percentages set forth below for the period December 1, 2007 through November 30, 2008. For purposes of this Agreement, non-routine expenses may also include such additional costs and expenses as may be agreed upon from time to time by the Fund’s Board and the Manager. Inverse floater program expenses include, but are not limited to, interest expense, remarketing fees, liquidity fees, and trustees’ fees from the Fund’s participation in inverse floater programs where it has transferred its own bonds to a trust that issues the inverse floaters.

Fund	Expense Cap
Delaware Core Plus Bond Fund	0.70%
Delaware Inflation Protected Bond Fund	0.50%

     The Manager acknowledges that it (1) shall not be entitled to collect on, or make a claim for, waived fees at any time in the future, and (2) shall not be entitled to collect on, or make a claim for, reimbursed Fund expenses at any time in the future.

Delaware Management Company, a series of
Delaware Management Business Trust

By:	/s/ Phillip N. Russo
	Name:	Phillip N. Russo
	Title:	Executive Vice President & Chief Administrative Officer
	Date:	November 27, 2007

Your signature below acknowledges acceptance of this Agreement:

Delaware Group Government Fund

By:	/s/ Patrick P. Coyne
	Name:	Patrick P. Coyne
	Title:	President & Chief Executive Officer
	Date:	November 27, 2007